Berliner Communications Announces Fiscal 2009 Second Quarter
Financial Results

ELMWOOD PARK, N.J., February 17, 2009 — Berliner Communications, Inc. (“BCI” or the “Company”) (OTC BB: BERL), an end-to-end provider of outsourced services for the wireless communications industry, today announced financial results for the fiscal 2009 second quarter and the six months ending December 31, 2008.

Quarterly Highlights:
•	Continued to grow and diversify customer base
•	Announced first purchase orders from Green Energy Division
•	Awarded contract for work with large cable operator in Oklahoma and Rhode Island
•	Expanded Specialty Communications Division into Florida Market

Subsequent to the Quarter:
•	Received significant number of purchase orders related to WiMax 4G roll-out across the country
•	Opened Chicago, IL and Oklahoma City, OK offices and added presence in Atlanta, GA, expanding national footprint to growing mid-west and south-east markets
•	Closed Agreement and Plan of Reorganization with Old Berliner, Inc., expected to increase public float and liquidity of shares

Rich Berliner, CEO of BCI, stated, “Our results this quarter reflect the impact of the delay of the roll-out of the 4G, or WiMax, network development program by one of our significant customers.  As we announced last quarter, we did not expect our results to match the outstanding results we achieved during this quarter a year ago, but we do have much to be excited about as we move into calendar 2009.  The good news is that we are now back to work across the country on 4G WiMax, we continue to win new business, and our long-term outlook is positive.  In addition, while some in the industry see current economic conditions as threatening, we see opportunity to capture market share, acquire companies that may be facing financial difficulties, and create a platform for future growth by diversifying both our customer base and our service offerings.”

“Previously, our largest customer was Sprint Nextel, and we have seen a significant drop off in revenue from this customer related to their transaction with Clearwire Communications,” continued Berliner.  “During this time, however, we have reduced our customer concentration significantly, diversified our customer base, and we have achieved revenue growth from some of our existing top customers.  We have also added many new customers across the country, including wireless carriers, OEMs, government agencies and municipalities, cable companies, dark fiber providers and other enterprise clients.  We have also diversified our service offerings, adding Green Energy, Cable Services and other offerings to our line-up.  For example, our in-building group, part of our Technical Services Division, has now installed wireless systems at over 20 major casinos around the country. Our Specialty Communications Services group, with the acquisition of certain assets of T3 Communications in Florida, is seeing additional work in the structured cable space.  While our focus is still on our core business of designing, installing and maintaining wireless networks, we have always done much more than that, and we will continue to expand our services to help our customers meet their needs.”

“Based on where we are today, we are not planning to scale back our business in response to market developments”, continued Berliner, “and our focus will be on continuing our history of outstanding customer service during this challenging period. In order to achieve this goal, we plan to maintain the staff, national footprint, and financial wherewithal to continue to self-perform large scale projects, across the country, on time and on budget.  Our customer-first mentality is the foundation of everything we do at BCI, regardless of economic conditions or other outside influences, and we believe this focus will result in long term positive financial results and increased shareholder value.”

Fiscal Second Quarter 2009 Financial Results

For the fiscal 2009 second quarter, total revenue decreased 72% to $14.5 million from $52.1 million for the quarter ended December 31, 2007. This decrease in revenue is related to several factors:

•
Our largest customer during fiscal 2008, Sprint Nextel, cancelled purchase orders for work previously awarded to us, and asked us to delay the completion of other purchase orders.  These cancellations and delays were related to Sprint’s involvement in a significant transaction with Clearwire Communications, and were unrelated to our performance. This impacted our financial results in the quarters ended September 30 and December 31, 2008 and we expect it to continue to impact our financial results in the third and fourth quarters of fiscal 2009.

•
We had an extraordinarily strong second quarter of fiscal 2008 because of a significant push by our then largest customer to complete a large number of jobs in this period.  As previously reported, we did not expect to match these results again this quarter.

Going forward, the general downturn in national and global economic conditions may impact us and possibly our customers, subcontractors, vendors and suppliers, but we cannot predict the extent of this impact at this time.  We are seeing some pricing pressure in some of our service lines, but we believe this is attributable to a shift in our customer base and not necessarily economic conditions. In addition, bidding for some new projects has become more competitive.   Despite these developments, we are continuing to win significant new work across the country.  Therefore, we cannot predict with certainty our results for the remainder of fiscal 2009.  While we believe our quarterly revenue for the remainder of fiscal 2009 will not match our revenue for the same periods in fiscal 2008, we do not expect it to decline sequentially during the third or fourth quarters of fiscal 2009 because of the new business we have been awarded.

Gross profit for the quarter ended December 31, 2008 was $3.6 million, or 25% profit margin, compared to $17.7 million, or 34% profit margin, in the same period in fiscal 2008.  In light of the current telecommunications market and economic conditions in general, we have decided to market our services more aggressively than we have in the past. Competition has increased and many of our customers are exploring ways to reduce costs, which could impact pricing for some services. In addition, we have been awarded a significant amount of work from OEMs and other project management companies that do work for the wireless carriers, which is at a lower profit margin than the work we do directly for our carrier customers.  This has led to a decrease in our gross profit margins, which we believe will continue to be lower than our historic margins at least through the end of fiscal 2009.

Selling, general and administrative expenses for the quarter ended December 31, 2008 decreased to $5.4 million from $7.6 million in the prior year quarter.  This represents an overall decrease of $2.2 million, which consists primarily of decreases in insurance and professional fees of $0.6 million, rent and other occupancy costs of $0.3 million and payroll related expenses of $1.5 million.

Loss from operations was ($2.1) million compared to income from operations of $9.8 million in the year-ago period. Net loss was ($1.3) million, or  ($0.05) per basic and fully diluted weighted average shares outstanding (based on 26.5 million weighted average shares outstanding) compared with net income of $5.4 million, or $0.32 per basic and $0.21 per fully diluted weighted average shares outstanding (based on 17.1 million and 27.0 million weighted average shares outstanding, respectively) for the quarter ended December 31, 2007.

EBITDA*, that is, operating income (loss), less the gain on sale of fixed assets, plus depreciation and amortization expense, was ($1.8) million in the fiscal second quarter 2009, compared to $10.1 million, or 19.4% of sales in last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Three Months Ended
	December 31,
	2008	2007
Income (loss) from Operations	$(2,133)	$9,808
Depreciation and Amortization Expense	325	284
(Gain) on sale of fixed assets	(5)	-
EBITDA	$(1,813)	$10,092

First Half Fiscal 2009 Financial Results

Revenue for the six months ended December 31, 2008 totaled $27.6 million, compared to $75.3 million during the same period in fiscal 2008. This represents a decrease of $47.7 million, or 63%. This decrease is attributable to the factors outlined above.

Selling, general and administrative expenses for the six months ended December 31, 2008 decreased to $10.6 million from $13.1 million in last year's same period.  This represents an overall decrease of $2.5 million, which consists primarily of decreases in insurance and professional fees of $0.7 million, rent and other occupancy costs of $0.4 million and payroll related expenses of $1.2 million.

Loss from operations for the six month period was ($2.0) million compared to income from operations of $10.6 million in the year-ago period. Net loss was ($1.2) million, or  ($0.05) per basic and fully diluted weighted average shares outstanding (based on 26.4 million weighted average shares outstanding, respectively) compared with net income of $5.5 million, or $0.32 per basic and $0.22 per fully diluted weighted average shares outstanding (based on 17.1 million and 27.0 million weighted average shares outstanding, respectively) for the six months ended December 31, 2007.

EBITDA*, that is, operating income (loss), plus the loss (gain) on sale of fixed assets, plus depreciation and amortization expense, was ($1.4) million in the first half of fiscal 2009, compared to $11.2 million, or 14.8% of sales in last year’s same period. While EBITDA is a non-GAAP measure, it is an important measure of profitability in the industry, and it is a measure that management uses internally to gauge ongoing performance. A reconciliation of EBITDA to income from operations is as follows:

	(Amounts in Thousands)
	(Unaudited)
	Six Months Ended
	December 31,
	2008	2007
Income (loss) from Operations	$(2,018)	$10,633
Depreciation and Amortization Expense	628	512
(Gain) loss on sale of fixed assets	(5)	8
EBITDA	$(1,395)	$11,153

At December 31, 2008, the Company had cash and cash equivalents of approximately $2.2 million and net working capital of approximately $15.9 million. The Company’s current ratio, that is, current assets over current liabilities, is 2.6 to 1.

Mr. Berliner concluded, “During these challenging times, we fully intend to strictly manage our costs and identify all possible efficiencies, but not at the expense of maintaining our platform for future growth.  It will be critical for us to find ways to offer our customers creative solutions that serve both their operational objectives and their increased focus on cost controls as well.  I firmly believe that our continued focus on our customers' needs, now more than ever, sets us apart from our competitors.  Our growing number of customers, and our revenue growth from existing customers, firmly supports this statement.  In addition, our expanding national footprint, and our investment in our excellent team of professionals, puts us in a position to take advantage of opportunities in these difficult times, and ultimately achieve our expected long-term growth and success."

Conference Call:
Management will be hosting a conference call to review the quarterly results at 4:30 PM, today, Tuesday, February 17, 2008. Anyone interested in participating should call 800-762-8779 if calling within the United States or 480-248-5081 if calling internationally. A replay will be available until March 3, 2009, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 3966557 to access the replay. The call will also be accompanied live by webcast over the Internet and accessible at the company's corporate website at http://www.bcisites.com.

About Berliner Communications, Inc.
Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is a nationwide, self performing, full turnkey service vendor to the wireless community. With over 13 years experience, 18 locations across the United States and 350+ employees, BCI designs, builds and installs cell sites and site equipment.  In 2008, BCI launched two new groups: a Green Energy Group, to focus on hydrogen fuel cell technologies, solar, wind and battery solutions; and a Cable Services Group, to focus on the backhaul services that connect mobile devices to cable and other broadband networks. For more information about BCI's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified, including, but not limited to our expected revenue, gross margins, long-term financial outlook, stock price, trading volume, liquidity, and acquisition and organic growth plans do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

*Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, BCI believes this measure is useful to investors in assessing its capital expenditures and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	December 31,	June 30,
	2008	2008
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,222	$3,173
Accounts receivable, net of allowance for doubtful accounts of $712 at December 31, 2008 and $830 at June 30, 2008, respectively	20,802	31,189
Inventories	951	1,012
Deferred tax assets - current	1,109	536
Prepaid expenses and other current assets	1,083	762
	26,167	36,672
Property and equipment, net	2,585	2,924
Amortizable intangible assets, net	648	816
Goodwill	2,284	2,084
Deferred tax assets - long-term	636	505
Other assets	281	268
Total Assets	$32,601	$43,269

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,302	$4,820
Accrued liabilities	5,669	11,919
Accrued income taxes	-	1,849
Line of credit	-	217
Current portion of long-term debt	1,154	1,133
Current portion of capital lease obligations	111	118
	10,236	20,056
Long-term debt, net of current portion	321	467
Long-term capital lease obligations, net of current portion	248	305
Other long-term liabilities	124	104
Total liabilities	10,929	20,932

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	1	1
Additional paid-in capital	23,193	22,630
Accumulated deficit	(1,522)	(294)
Total stockholders' equity	21,672	22,337
Total liabilities and stockholders' equity	$32,601	$43,269

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$14,535	$52,133	$27,621	$75,275
Costs of revenue	10,898	34,423	18,373	51,048
Gross margin	3,637	17,710	9,248	24,227
Selling, general and administrative expenses	5,450	7,618	10,643	13,074
Depreciation and amortization	325	284	628	512
(Gain) loss on sale of fixed assets	(5)	-	(5)	8
Income (loss) from operations	(2,133)	9,808	(2,018)	10,633

Other (income) expense
Interest expense	47	339	107	689
Amortization of deferred financing fees and accretion of debt discount	15	348	30	721
Financing fees	-	-	-	36
Interest income	(21)	(17)	(52)	(26)
Other	(16)	-	(356)	(6)
Income (loss) before income taxes	(2,158)	9,138	(1,747)	9,219
Income tax (benefit) expense	(844)	3,692	(519)	3,734
Net income (loss)	$(1,314)	$5,446	$(1,228)	$5,485

Net income (loss) per share:
Basic	$(0.05)	$0.32	$(0.05)	$0.32
Diluted	$(0.05)	$0.21	$(0.05)	$0.22

Weighted average number of shares outstanding:
Basic	26,467	17,082	26,365	17,082
Diluted	26,467	27,005	26,365	26,979